Exhibit 99.1

Tutor Perini Corporation Announces Formation Of Specialty Contractors Group and Appointments Of Executive Officers

SYLMAR, Calif., Sep 14, 2011 (BUSINESS WIRE) -- Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today announced that it has formed a Specialty Contractors Group comprised primarily of Tutor Perini's electrical and mechanical contractors. In future periodic filings the Company will now have four reporting segments: Building, Civil, Management Services and Specialty Contractors.

The Specialty Contractors Group will include Tutor Perini subsidiary companies Five Star Electric, Fisk Electric, WDF, Desert Mechanical, Nagelbush Mechanical and Superior Gunite. The new group had a backlog of $1.4 billion as of July 1, 2011 and is expected to generate revenues in excess of $1 billion over the next four quarters.

Kenneth Burk has been named Chief Executive Officer of the Specialty Contractors Group. Mr. Burk has been the Company's Chief Financial Officer since 2007 and has been actively involved in completing the acquisitions and the formation of the new group.

In conjunction with Mr. Burk's appointment, the Company has hired Michael Kershaw to be Tutor Perini's Executive Vice President and Chief Financial Officer. Mr. Kershaw's appointment will be effective September 21, 2011. Mr. Kershaw was previously Senior Vice President and Chief Accounting Officer for The Shaw Group Inc. since 2007 and held financial executive positions with KBR and McDermott earlier in his career. Mr. Kershaw has over 30 years experience in the construction industry.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

Tutor Perini Corporation website: http://www.tutorperini.com

SOURCE: Tutor Perini Corporation

Kekst and Company
Douglas Kiker, 212-521-4800
or
Tutor Perini Corporation
Ken Burk, 818-362-8391
Executive Vice President